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                                                                  Exhibit (d)(5)

                          UNFAIR COMPETITION AGREEMENT

     This Unfair Competition Agreement (this "Agreement"), dated as of August 8, 2002, is entered into by Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic (the "Parent"), Voice Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bureau Veritas Holdings, Inc. ("Purchaser"), U.S. Laboratories Inc., a Delaware corporation (the "Company"), and Dickerson Wright, an individual (the "Principal").


                                    RECITALS

     A. The Principal is a stockholder and employee of the Company.

     B. Concurrently with the execution and delivery hereof, the Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger dated as of August 8, 2002 and such other transaction documents contemplated thereby (the "Merger Agreement") pursuant to which Purchaser will acquire all of the outstanding shares of common stock of the Company, including those of Principal, and will be merged with and into the Company with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of the Parent.

     C. The Principal acknowledges and agrees that the Principal has executive, technical, managerial and sales expertise associated with the business and operations of the Company. In addition, the Principal has valuable business contacts with clients and potential clients of the Company. Because the Principal has the ability to compete with the Company in the operation of the business of the Company and with the Parent in the operation of its business and because Principal is selling all of his shares in the Company, the Parent, Purchaser and the Company desire that the Principal enter into this Agreement.

     D. The Principal has obtained the advice of his own counsel (and not the Company's nor the Parent's nor Purchaser's) in connection with negotiating and executing this Agreement.


                                    AGREEMENT

     NOW THEREFORE, the parties hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement. For the purposes of this Agreement, the term "affiliate" means any person controlling, controlled by or under common control with any other person.

     2. Covenant as to Unfair Competition. Until the later of the fifth anniversary of the Effective Time or (ii) the third anniversary of the date on which the Principal is no longer

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employed by the Company, its successors or assigns or any other affiliate of the
Parent or Purchaser (the "Restricted Period"), Principal shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except the Company, its successors or assigns or any affiliate of the Company, the Parent or Purchaser, in either case at the Company's request), directly or indirectly, engage in, or enter into, in any of the counties of the State of California listed in Schedule 1 hereto or anywhere else in the United States in which the Company operates or does business in (x) the business of engineering inspection and testing or (y) any other business conducted by the Company or any of its affiliates as of the date of such termination or expiration of employment of the Principal; provided that the direct or indirect ownership by Principal as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of this Agreement.

     3. No Disparagement. During the Restricted Period and thereafter, the Principal will not, and will use reasonable efforts to ensure that the Principal's attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company, the Parent or Purchaser or any of the present or former employees or directors of the Company, the Parent or Purchaser.

     4. Injunctive Relief; Specific Performance. In view of the services which the Principal will perform, which services are special, unique, extraordinary and intellectual in character and which will place the Principal in a position of confidence and trust with the customers and employees of the Company and its affiliates and will provide to Principal access to confidential financial information, trade secrets, "know-how" and other confidential and proprietary information, the Principal expressly acknowledges that the restrictive covenants set forth in this Agreement are reasonable and are necessary to protect and maintain the proprietary and other legitimate business interests of Company and its affiliates and that the enforcement of such restrictive covenants will not prevent the Principal from earning a livelihood. The Principal further acknowledges that the remedy at law for any breach or threatened breach of this Agreement, if such breach or threatened breach is held by the court to exist, will be inadequate and, accordingly, that the Company and its affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. The Principal waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by the Company and/or any affiliate against the Principal for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of this Agreement shall apply shall be extended by the length of time during which the Principal is in breach of the terms of this Agreement. The Company shall provide to Principal notice of any such alleged breach as soon as practicable after the Company has reason to believe that a breach has occurred.

     5. Severability.

     (a) If any of the provisions of this Agreement or portion thereof are held to be unenforceable for any reason, including but not limited to the duration of such provision, the

                                       2

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territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of the Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

     (b) For the purposes of this Agreement, the parties hereof agree and acknowledge that (i) the restrictions and remedies contained in this Agreement are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, the Parent and Purchaser under the Merger Agreement, and (ii) the provisions and obligations of this Agreement are for and run to the benefit of the Parent, Purchaser, and the Company and its affiliates, as the "Surviving Corporation" upon merger of the Purchaser with and into the Company, with the terms, conditions and obligations hereof running to the Company and its affiliates as of and at the Effective Time.

     6. Effectiveness. This Agreement shall only become effective at the time of the consummation of the Offer, as defined in the Merger Agreement.

     7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the sixth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission between the hours of 9:00 a.m. and 5:00 p.m. in the recipient party's time zone, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent, Purchaser or the Company:


                    c/o Bureau Veritas, S.A.
                    17 bis, Place des Reflets
                    La Defense 2
                    92400 Courbevoie, France
                    Attention: Francois Tardan and Anne-France
                    Saugnac
                    Fax: 011-331-4291-5488



                                       3

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               With a copy to:

                    Thelen Reid & Priest LLP
                    40 W. 57th Street
                    New York, New York 10019
                    Attn: Burton K. Haimes, Esq.
                    Telephone: (212) 603-2060
                    Fax: (212) 603-2001



          (b) If to the Principal:

                    Dickerson Wright
                    14175 Biscayne Place
                    Poway, California 92064
                    Fax: (848) 487-4739
                    Telephone: (848) 487-4787

               With copy to:

                    O'Melveny & Myers LLP
                    Suite 100
                    114 Pacifica
                    Irvine, California 92618
                    Attn: J. Jay Herron
                    Fax: (949) 737-2300

     8. Incorporation of Recitals. The Recitals to this Agreement are incorporated fully herein and shall be treated as an integral part of this Agreement.

     9. Entire Agreement; Amendments and Waivers. This Agreement together with the Employment Agreement between the Company and the Principal constitute the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

     10. Assignment. The Principal agrees that the Parent, Purchaser or the Company may assign their respective rights and obligations under this Agreement to any successor-in-interest. Except as expressly provided in this paragraph, no party may assign its rights and obligations under this Agreement; and any attempt to do so shall be void. Subject to the foregoing, the rights

                                       4

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and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

     11. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

     12. Captions. All Section titles or captions contained in this Agreement are for convenience only and shall not be deemed as part of this Agreement.

                                       5

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    BUREAU VERITAS, S.A.

                                    By: /s/ FRANK PIEDELIEVRE
                                       -----------------------------------------
                                    Name:  Frank Piedelievre
                                    Title: President and Chief Executive Officer

                                    VOICE ACQUISITION CORP.

                                    By: /s/ FRANK PIEDELIEVRE
                                       -----------------------------------------
                                    Name:  Frank Piedelievre
                                    Title: President

                                    THE COMPANY

                                    By: /s/ MARYJO O'BRIEN
                                       -----------------------------------------

                                    Name:  MaryJo O'Brien
                                         ---------------------------------------

                                    Title: Vice President
                                          --------------------------------------

                                      /s/ DICKERSON WRIGHT
                                    --------------------------------------------
                                    Dickerson Wright, an individual

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                                                                      Schedule 1

                           List of California Counties

Alameda                                                      Orange
Alpine                                                       Placer
Amador                                                       Plumas
Butte                                                        Riverside
Calaveras                                                    Sacramento
Colusa                                                       San Benito
Contra Costa                                                 San Bernardino
Del Norte                                                    San Diego
El Dorado                                                    San Francisco
Fresno                                                       San Joaquin
Glenn                                                        San Luis Obispo
Humboldt                                                     San Mateo
Imperial                                                     Santa Barbara
Inyo                                                         Santa Clara
Kern                                                         Santa Cruz
Kings                                                        Shasta
Lake                                                         Sierra
Lassen                                                       Siskiyou
Los Angeles                                                  Solano
Madera                                                       Sonoma
Marin                                                        Stanislaus
Mariposa                                                     Sutter
Mendocino                                                    Tehama
Merced                                                       Trinity
Modoc                                                        Tulare
Mono                                                         Tuolumne
Monterey                                                     Ventura
Napa                                                         Yolo
Nevada                                                       Yuba